Exhibit 99.1

Tri-way Industries Updates Plans

Upgraded Fish Species Developed at Aquafarm 2

August 9, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, is pleased to announce that its former subsidiary, Tri-way Industries (“TW”), in which Sino Agro Food, Inc. holds a 36.6% ownership interest, has updated plans for its Aquaculture Farm 1 (“AF1”) and Aquaculture Farm 2 (“AF2”).

In addition to production, AF2 houses Tri-way’s research and development facility, where new species are tested for commercial viability. One of the advantages of the indoor A Power Recirculating Aquaculture System (“APRAS”) is the flexibility to harvest different seafood species, enabling Tri-way to adapt to changes in pricing and supply conditions. Two new fish species are currently being grown successfully at Aquaculture Farm 2. These are highlighted in a new television segment aired by Guangzhou NanFang TV, the latest in a series:

http://www.sinoagrofood.com/content/AF1-2_2017

Pearl Grouper

Pearl Grouper is a tropical marine species, growing mainly along the southern coasts of China during the warm seasons. Yet the APRAS technology has demonstrated the ability to grow them successfully inland and indoors. This is a commercially attractive species in the long term, as restaurant demand drives estimated consumption upward of 0.5 million MT/year in China. Wholesale prices are expected to sustain at USD 10-12/kg and to generate reasonably strong and consistent profit margins all year long.

Tri-way intends to dedicate all of the 16 APM units at its AF1 facility in Enping to raising a branded Pearl Grouper product. Stock is purchased from coastal farms at 350 to 500 gram/fish, then fattened and grown to 1.2 to 1.4 kg, the optimal size for restaurants. The key benefit of this species is its fast growth rate in APM tanks, targeting 45 days, or an inventory turnover of 8 cycles per year with a capacity of 20,000 fish per APM unit per cycle.

Empurau

At AF2, Tri-way is currently raising thousands of Empurau an especially prized delicacy. Empurau is a native species of fish originated from Malaysia and well-known there for the last century. Empurau translates as “unforgettable,” because of its unique and unforgettable taste.

The Empurau population has been dwindling in its native habitat as a result of hunting by anglers, fishers and others, mainly as a result of the high demand and premium pricing this species fetches from the market. Triway’s effort, if goes as planned, will contribute toward helping to curb the decimation of its wildlife population, while maintaining production at levels capable of continually garnering a premium return from the market.

With dwindling supplies in its native habitat and high demand, the current wholesale market price in Malaysia for wild-captured live Empurau is USD 320/kg. Adding supply of aquaculturally grown makes it difficult to predict long-term commercial viability, as the optimal market size is 2 kg, such that current supplies at AF2 reach maturity in mid 2018. Though slow growing, the key benefits of this species are price and the positive branding effect of adding a super high-end fish to Tri-way’s product line of safe, healthy, indoor harvested seafood.

CEO/Chairman Commentary

“The transition of operations management to Tri-way is proceeding smoothly,” commented Mr. Solomon Lee, interim Chairman of TW as well as Chairman and CEO of Sino Agro Food, Inc. “The move toward premium seafood with higher margin or higher annual yield demonstrates the agility of the APRAS technology and Tri-way business model. We look forward to reporting additional progress, in both operations and meeting milestones toward the spinoff of Tri-way on an on-going basis.”

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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